Pursuant to a Board approved vote on October 20, 2005, Fidelity Intermediate Municipal Income Fund commenced new classes of shares, Fidelity Advisor Intermediate Municipal Income Fund (Class A, Class T, Class B, Class C, and Institutional Class) on October 31, 2005.